EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 24, 2007 to be effective June 1, 2007 (the “Effective Date”), between WellPoint, Inc., an Indiana corporation (together with its successors, “WellPoint” and, together with WellPoint’s subsidiaries and affiliates, the “Company”) with its headquarters and principal place of business in Indianapolis, Indiana, and Angela F. Braly (the “Executive”).

WITNESSETH

WHEREAS, Executive currently serves as an executive of the Company;

WHEREAS, the Company desires that Executive serve as President and Chief Executive Officer of WellPoint, and seeks to provide Executive an opportunity to receive benefits to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill;

WHEREAS, the Agreement is intended to replace in full, as of the Effective Date, the Agreement dated as of November 1, 2006, between WellPoint and the Executive; and

WHEREAS, as of the Effective Date, the Company shall continue to employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform services under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 3 below), Executive shall serve as President and Chief Executive Officer of WellPoint, reporting directly to the board of directors of WellPoint (the “Board”); shall have all authorities customarily exercised by an individual serving in those capacities at entities of the Company’s size and nature; shall provide executive, administrative and managerial services to the Company; and shall perform such other reasonable employment duties consistent with such position as the Board may from time to time prescribe. During the Employment Period, Executive shall also serve as a member of the Board, and as a member of the board of directors of any of WellPoint’s subsidiaries to which she is elected. Upon the termination of the Employment Period, Executive shall, at the Board’s request, resign from the Board and from any boards of directors of any of WellPoint’s subsidiaries on which she is then serving.

(b) Executive shall, during the Employment Period and except to the extent otherwise approved by the Board or authorized below, (i) devote her full business time to the services required of Executive under this Agreement, (ii) render her business services exclusively to the Company, and (iii) use her best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of Executive’s positions. Notwithstanding the foregoing, Executive (x) may engage in civic, charitable, trade association, and other not-for-profit activities (including membership on not-for-profit boards), and may manage her personal investments and affairs, and (y) may serve on a maximum of two (2) boards of directors or advisory boards of for-profit businesses outside the Company; in each case so long as doing so does not, individually or in the aggregate, materially interfere with the performance of her duties for the Company and provided such organizations are not competitors of the Company and such services do not create a conflict of interest. Executive has disclosed in writing her other board memberships to the Board or the compensation committee of the Board (the “Compensation Committee”) prior to the execution of this Agreement and shall disclose such information to the Board (or the Compensation Committee) at least annually thereafter as part of the director and officer questionnaire process.

2. COMPENSATION AND BENEFITS.

(a) Base Salary. The Company agrees to pay Executive a base salary at an annual rate of one million one hundred thousand dollars ($1,100,000), commencing on the Effective Date, payable in accordance with the regular payroll practices of the Company (the “Base Salary”). Executive’s Base Salary shall be reviewed from time to time, but at least annually, by the Board or its Compensation Committee. The Board may, in its sole discretion, increase Executive’s Base Salary, but may decrease Executive’s Base Salary only to the extent that the Company institutes a salary reduction generally and ratably applicable to substantially all senior executives of the Company.

(b) Bonus. Executive shall be eligible to receive a target annual incentive bonus of not less than one hundred twenty percent (120%) of her Base Salary for each calendar year that ends during the Employment Period (the “Annual Target Bonus”); provided, however, that for purposes of calculating the Annual Target Bonus under this Agreement for the calendar year of 2007, the applicable time period will begin on the Effective Date and end on December 31, 2007. For the time period of January 1, 2007 until the Effective Date, Executive shall also be eligible to receive a pro rata target annual incentive bonus of not less than eight-five percent (85%) of the base salary applicable to Executive immediately prior to the Effective Date. The amount actually paid shall be determined under a bonus program that specifies objective performance criteria which shall be defined and approved by the Compensation Committee and shall be consistent with the criteria applicable to other senior executives of the Company. Executive’s Annual Target Bonus shall be reviewed from time to time, but at least annually, by the Board or its Compensation Committee. The Board may, in its sole discretion, increase Executive’s Annual Target Bonus, but may not decrease Executive’s Annual Target Bonus.

(c) Equity Incentive Grants. Executive shall be eligible to participate in the Company’s equity incentive plans on a basis commensurate with her position, performance, and competitive practice, all determined by the Compensation Committee in its sole discretion, and any such awards shall be made at times and on terms and conditions as are comparable to other senior executives of the Company; provided, however, Executive shall be entitled to the Long-Term Incentive Awards as described on Exhibit A hereto.

(d) Benefits. Executive, her spouse and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

(e) Expense Reimbursement. The Company shall, in accordance with and to the extent of its policies applicable to its executive officers generally, pay all business expenses reasonably incurred by Executive in performing her duties under this Agreement. Executive shall account promptly for all such business expenses in the manner prescribed by the Company and shall submit, on request, all records necessary to confirm the business purpose for such expenses in accordance with the Company’s expense reimbursement policies.

(f) Directed Executive Compensation Program. To the extent the Company either continues or maintains a Directed Executive Compensation Program, Executive shall be entitled to participate in such program at an initial level of not less than fifty-five thousand dollars ($55,000) per annum.

3. EMPLOYMENT PERIOD; TERMINATION.

(a) Subject to the termination provisions hereinafter provided, Executive’s Employment Period shall commence on the Effective Date and end on the date which is three years after the Effective Date (the “Term”); provided, however, that commencing on June 1, 2009 the Term will automatically be extended each day by one (1) day, until a date (the “Expiration Date”) which is the first annual anniversary of the first date on which either the Company or Executive delivers to the other written notice of non-renewal (a “Written Notice of Non-Renewal”). The time period beginning on the Effective Date and ending on the Expiration Date shall constitute the “Employment Period” for purposes of this Agreement. If the employment of Executive does not terminate on or before the Expiration Date in accordance with this Agreement, Executive shall continue to be an employee at will of the Company after the Expiration Date unless such employment is otherwise terminated by the Company or Executive.

(b) Termination. Notwithstanding (a) above, the Employment Period shall terminate on the first of the following to occur:

(i) Disability. Subject to applicable law, upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability, as that term is defined in the Code’s Regulations or other IRS guidance issued pursuant to section 409A of the Code.

(ii) Death. Automatically on the date of death of Executive.

(iii) Cause. The Company may terminate Executive’s employment hereunder for Cause.

(iv) Without Cause. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(v) Good Reason. Executive’s termination of Executive’s employment for Good Reason.

(vi) Voluntary Termination. Executive’s termination of Executive’s employment for any reason other than Good Reason shall constitute a “Voluntary Termination.”

(vii) Written Notice of Non-Renewal. Termination by either party of Executive’s employment pursuant to a Written Notice of Non-Renewal.

4. CONSEQUENCES OF TERMINATION.

(a) Post-Employment Period Payments.

(i) At the cessation of the Employment Period for any reason, Executive will be entitled to:

(A) any Base Salary that has accrued but is unpaid, any Annual Target Bonus that has been earned but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused as of the end of the Employment Period;

(B) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in this Section 4, any Company severance pay program or policy); and

(C) reimbursement for any benefits to which Executive is entitled and has paid in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) (such reimbursement to be made upon Executive’s written requests therefor from time to time).

(ii) Except as specifically described in subsection 4(a), and in the succeeding subsections of this Section 4 (under the circumstances described in those succeeding sections), from and after the date on which the Employment Period ends, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company.

(iii) Executive shall be entitled to severance and other benefits in the amount set forth in Sections 4(b) and (c) below (“Severance Benefits”) if Executive incurs an Eligible Separation from Service. Entitlement to Severance Benefits is subject to Executive’s compliance with Sections 6 and 7 and the other terms and conditions of this Agreement, and subject to the execution and delivery of a valid and unrevoked Waiver and Release Agreement as required by Section 5 and to the other conditions set forth below. An “Eligible Separation from Service” is any of:

(A) a Separation from Service by reason of a termination of Executive’s employment by the Company for any reason other than death, Disability, or Cause;

(B) a Separation from Service by reason of a termination of Executive’s employment by Executive for Good Reason; or

(C) a Separation from Service pursuant to a Written Notice of Non-Renewal issued by the Company.

(iv) No Severance Benefits shall be payable merely upon termination of this Agreement without a Separation from Service. No Severance Benefits shall be payable in respect of a Separation from Service that is not an Eligible Separation from Service. For avoidance of doubt, none of the following shall be an Eligible Separation from Service:

(A) termination of Executive’s employment upon death or Disability;

(B) termination of Executive’s employment by the Company for Cause; or

(C) any Voluntary Termination of Executive’s employment by Executive.

(b) Amount of Severance Pay.

(i) The amount of severance pay (“Severance Pay”) to which Executive is entitled under this Agreement shall be (A) the sum of Executive’s Base Salary and Annual Target Bonus at the time of the Separation from Service multiplied by (B) the percentage described in (ii), with such product reduced by the (C) sum of (X) severance or similar payments made pursuant to any Federal, state or local law, including but not limited to payments under the Federal Worker Adjustment and Retraining Notification Act, and (Y) any termination or severance payments under any other termination or severance plans, policies or programs of the Company or any of its subsidiaries and affiliates that Executive receives notwithstanding subsection (b)(iv) below.

(ii) In the event Executive’s Eligible Separation from Service occurs outside an Imminent Change in Control Period and outside the thirty-six (36) month period following a Change in Control, the applicable percentage shall be the percentage set forth in column (A) below and the applicable severance period (“Severance Period”) shall be the period set forth in column (B) below. In the event Executive’s Eligible Separation from Service occurs within an Imminent Change in Control Period or within the thirty-six (36) month period following a Change in Control, the applicable percentage shall be the percentage set forth in column (C) below and the applicable Severance Period shall be the period set forth in column (D) below.

(A)	(B)	(C)	(D)
Percentage absent Change in Control	Severance Period absent Change in Control	Percentage — Change in Control	Severance Period — Change in Control
200%	Two years	300%	Three years

(iii) There shall be no duplication of severance benefits in any manner. Severance Pay under this Agreement shall be in lieu of any termination or severance payments to which Executive may be entitled under any other termination or severance plans, policies or programs of the Company or any of its subsidiaries and affiliates.

(iv) Executive shall not be obligated to secure new employment, but Executive shall report promptly to the Company any actual employment obtained during the Severance Period. Severance Pay under this Agreement shall not be subject to mitigation except as provided (A) in subsection (b)(i) and (b)(iii) hereof for other severance pay from the Company and (B) in Section 4(c) for determining continuing eligibility for health and life benefits coverage. Severance Pay shall be subject to Section 6(g).

(v) Severance Periods shall be measured from the date of the Eligible Separation from Service.

(vi) Severance Pay shall commence as soon as practicable after the Eligible Separation from Service and shall be paid in substantially equal monthly installments (or more frequent periodic installments corresponding to the Company’s normal payroll practices for Executive employees) during the Severance Period. Notwithstanding the preceding sentence, in the event Severance Pay or any other payment or distribution of a benefit under this Agreement is deferred compensation subject to additional taxes or penalties under Section 409A of the Code if paid on or commencing on the date specified in this Agreement, such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A permits such payment or commencement without additional taxes or penalties under Section 409A. In the event payment is deferred under the preceding sentence, any installments that would have been paid prior to the deferred payment or commencement date but for Section 409A shall be paid in a single lump sum on such earliest payment or commencement date, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of Separation from Service.

(c) Other Benefits.

(i) If Executive is entitled to Severance Benefits pursuant to Section 4(b), she shall be entitled to continue during the applicable Severance Period the following additional benefits:

(A) continued participation for her (and her spouse and their eligible dependents) in the Company’s health and life insurance benefit plans on the same basis (including payment of contributions) as apply to active employees from time to time; provided that this coverage (including coverage for her spouse and their eligible dependents, as applicable) shall terminate prior to the end of the Severance Period when Executive becomes entitled to health and life insurance benefit plan coverage (whether or not comparable to plans of the Company) from any successor employer; and provided further that if the Company determines that this coverage is likely to result in negative tax consequences to the Executive, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Executive that does not have such negative tax consequences;

(B) if the cash credits portion of the Company’s Directed Executive Compensation program is available to Executive, the continuation of monthly cash payments under that program;

(C) if financial planning services are available to Executive, an annual payment for each calendar year of the Severance Period in an amount equal to the maximum annual reimbursement to which Executive was entitled on the date of the Eligible Separation from Service. The annual payment shall be made on the last paycheck of each calendar year ending during the Severance Period, and the last such payment shall be made on the last day of the Severance Period. Such annual payment shall be prorated by months in each calendar year of the Severance Period. The prorated amount for each calendar year shall be the amount of such annual payment multiplied by a fraction, the numerator of which is the number of months in the applicable calendar year of the Severance Period and the denominator of which is twelve (12); and

(D) Executive shall be entitled to outplacement counseling with an outplacement firm of the Company’s selection, for a period not to exceed six (6) months after termination of employment.

(ii) Neither Executive, her spouse nor their dependents shall be eligible: (A) for continued participation in any disability income plan or travel accident insurance plan; or (B) to receive further tax-qualified retirement plan contributions. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any plan in a manner generally applicable to active employees.

(iii) The Severance Period and the period of continuation coverage to which Executive is entitled under Section 601 et seq. of ERISA (the “COBRA Continuation Period”) shall be co-extensive. In the event that the Severance Period is less than the COBRA Continuation Period, Executive (and her spouse and their eligible dependents) may at the end of the Severance Period elect COBRA coverage for the remaining balance of the COBRA Continuation Period.

(d) Equity Vesting Upon Change in Control. If the conditions of Section 4(d)(i) are satisfied, then as of the date of the Change in Control (or as soon thereafter as permitted by Section 4(d)(ii), all Options and SARs of Executive shall become fully and immediately exercisable, all Restricted Stock and RSUs shall become fully vested and nonforfeitable and forthwith be delivered to Executive if not previously delivered, and there shall be paid out in cash to Executive within thirty (30) days following the effective date of the Change in Control the value of the Performance Shares to which Executive would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(i) In order for Section 4(d) to apply, a Change in Control must occur and on or prior to such Change in Control either (A) WellPoint has not confirmed the continuation of the following awards without economic change or (B) the successor to WellPoint in such Change in Control has not assumed and continued the following awards without economic change:

(1) any and all outstanding options (“Options”) to purchase shares of common stock of the Company (“Common Shares”) (or stock that has been converted into Common Shares);

(2) any and all stock appreciation rights (“SARs”) based on appreciation in the value of Common Shares;

(3) any and all restricted Common Shares (or deferred rights thereto), regardless whether such restrictions are scheduled to lapse based on service or on performance or both (“Restricted Stock”);

(4) any and all Restricted Stock Units (“RSUs”), regardless whether such restrictions are scheduled to lapse based on service or on performance or both; and

(5) any outstanding awards providing for the payment of a variable number of Common Shares dependent on the achievement of performance goals, or of an amount based on the fair market value of such shares or the appreciation thereof (“Performance Shares”), in each case awarded to Executive under any Designated Plan, including any contract or arrangement for Options, SARs, Restricted Stock, RSUs or Performance Shares.

(ii) Notwithstanding the foregoing provisions of this Section 4, if the Change in Control is not a Qualified Change in Control and such awards are deferred compensation subject to additional taxes or penalties under Section 409A of the Code if payment (but not vesting, which will be governed by the first paragraph of this Section 4(d)) would commence immediately upon such Change in Control, payment of such awards shall not occur prior to the earliest to occur of: (A) Executive’s Separation from Service; (B) Executive’s Disability; (C) Executive’s death; (D) the occurrence of an “unforeseeable emergency”, as that term is defined in the Code’s Regulations or other guidance issued pursuant to Section 409A of the Code; and (E) the specific date on which the awards could otherwise be exercised or paid in accordance with the underlying award agreement. In the event payment is deferred under the preceding sentence, any installments that would have been paid prior to the deferred payment or commencement date but for Section 409A shall be paid in a single lump sum on such earliest payment or commencement date, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of Separation from Service.

(e) Equity Vesting Upon Termination Without Cause or For Good Reason. If the conditions of Section 4(e)(i) are satisfied, then as of the date of Executive’s Eligible Separation from Service (i) all Pre-Change (as defined below) Options and Pre-Change SARs of Executive shall become fully and immediately exercisable, (ii) all Pre-Change Restricted Stock and RSUs shall become fully vested and nonforfeitable and forthwith be delivered to Executive if not previously delivered, and (iii) there shall be paid out in cash to Executive within thirty (30) days following the Eligible Separation from Service the value of the Pre-Change Performance Shares to which Executive would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(i) Both of the following conditions must be satisfied in order for Section 4(e) to apply: (A) Executive must have had an Eligible Separation from Service within the thirty-six

(36) months following a Change in Control; and (B) Executive must have executed and delivered a valid Waiver and Release Agreement as required by Section 5, and the period for revoking such Waiver and Release Agreement must have elapsed.

(ii) For purposes of this Section 4(e) a “Pre-Change” Option, SAR, Restricted Stock, RSU or Performance Shares means (A) an award of an Option, SAR, Restricted Stock, RSU or Performance Share which was outstanding on both the date of the Change in Control and the date of the Eligible Separation from Service, and (B) an award of an Option, SAR, Restricted Stock, RSU or Performance Share assumed and continued by a successor to WellPoint in such Change in Control without economic change.

(f) Bonus Payment Upon Change in Control or Upon Eligible Separation from Service, Death or Disability.

(i) If a Change in Control occurs, Executive’s annual bonus for the calendar year in which the Change in Control occurs shall be in an amount (“Guaranteed Bonus Amount”) equal to the greater of (i) the Annual Target Bonus for such calendar year, or (ii) the bonus that is determined in the ordinary course under each annual bonus or short-term incentive plan (as determined by the Compensation Committee in its sole discretion) (a “Bonus Plan”) covering the Executive for the calendar year in which the Change in Control occurs. The Guaranteed Bonus Amount shall be paid in a lump sum at the normal time for the payment of a bonus under the applicable Bonus Plan.

(ii) If Section 4(e)(i) is not applicable and a Separation from Service occurs as a result of an Eligible Separation from Service, death or Disability, Executive’s annual bonus for the calendar year in which such a Separation from Service occurs shall be in an amount equal to the bonus that is determined in the ordinary course under each Bonus Plan (the “Normal Bonus Amount”) covering the Executive for the calendar year in which the Separation from Service occurs. The Normal Bonus Amount shall be paid in a lump sum at the normal time for the payment of a bonus under the applicable Bonus Plan.

(iii) If the conditions in Section 4(e)(i) or 4(f)(ii) are satisfied, then for the calendar year in which Executive’s Separation from Service occurs, Executive shall be entitled to a pro rata bonus equal to the product of:

(A) Executive’s bonus amount determined under Section 4(f)(i) or 4(f)(ii), as the case may be, for such calendar year, and

(B) a fraction, the numerator of which is the number of days in such calendar year before the date of the Separation from Service, and the denominator of which is the total number of days in such calendar year.

(g) Qualified and Supplemental Pension and 401(k) Match Contribution. Severance Pay pursuant to Section 4(b) shall be increased by an amount equal to the value of WellPoint ongoing contributions to Executive’s qualified and supplemental cash balance pension accounts, and qualified and supplemental 401(k) accounts if Severance Pay had been considered covered earnings in those programs. This amount is equal to the product of: Severance Pay multiplied by a fraction, the numerator of which is (i) Executive’s cash balance pension contribution percentage, if any, plus (ii) Executive’s maximum WellPoint 401(k) matching percentage, and the denominator of which is 100%.

(h) Gross-up for Certain Taxes.

(i) If it is determined that any benefit received or deemed received by Executive from the Company pursuant to this Plan or otherwise (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then except as provided in subsection (ii) Executive shall receive in respect of such Payments whichever of (A) or (B) below would result in Executive retaining, after application of all applicable income, Excise, and other taxes (“All Applicable Taxes”), the greater after-tax amount (the “After-Tax Benefit”); where (A) is the Payments; and (B) is a reduced amount of Payments sufficient to avoid the imposition of Excise Taxes.

(ii) Notwithstanding subsection (i), if the reduced amount of Payments sufficient to avoid the imposition of Excise Taxes is ten percent (10%) of Base Salary or greater, then there shall be no reduction and the Company shall pay Executive as soon as practicable after the Change in Control an amount that, net of all taxes thereon, fully reimburses or “grosses up” the employee for the amount of such excise tax. This amount (the “Gross-up Payment”) is equal to the product of:

(A) the amount of such Excise Taxes, multiplied by

(B) a fraction (the “Gross-up Multiple”), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of All Applicable Taxes (the “Aggregate Effective Tax Rate”) applicable to the Gross-up Payment. If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.

(iii) The Gross-up Payment is intended to compensate Executive for the Excise Taxes and any Federal, state, local or other income or excise taxes or other taxes payable by Executive with respect to the Gross-up Payment. For all purposes of this Section 4(h), Executive shall be deemed to be subject to the highest effective marginal rates of federal, state, local or other income or other taxes.

5. WAIVER AND RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement, beyond any accrued benefits, shall only be payable if Executive executes and delivers to the Company a valid Waiver and Release Agreement within thirty (30) days of her date of Separation from Service, in a form tendered by the Company, which shall be substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit B, with any changes thereto approved by WellPoint’s counsel prior to execution (a “Waiver and Release Agreement”). No benefits shall be paid under this Agreement until Executive has executed her Waiver and Release Agreement and the period within which Executive may revoke her Waiver and Release Agreement has expired without revocation. Executive may revoke her signed Waiver and Release Agreement within seven (7) days (or such other period provided by law) after signing the Waiver and Release Agreement. Any such revocation must be made in writing and must be received by the Company within such seven (7) day (or such other) period. If Executive does not submit a signed Waiver and Release Agreement to the Company within sixty (60) days of her Separation from Service, Executive shall not be eligible to receive any Severance Benefits under this Agreement. If Executive timely revokes her Waiver and Release Agreement Executive shall not be eligible to receive any Severance Benefits under this Agreement.

6. RESTRICTIVE COVENANTS.

(a) Confidentiality.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of her employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (A) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (B) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (C) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) Disclosure and Assignment of Inventions and Improvements.

(i) Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly give to the Chief Legal Officer of the Company full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(B) result from any work performed by Executive for the Company.

(ii) Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section 6 and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(iii) Executive shall sign such further documents as the Company may request to carry out the purposes of this Agreement.

(c) Non-competition. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for eighteen (18) months after Executive’s termination of employment, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) “Competitive Position” means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) “Restricted Territory” means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

(iii) “Restricted Activity” means any activity for which Executive had executive responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) “Competitor” means any entity or individual (other than the Company), engaged in management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other products or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) Non-solicitation of Customers. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for eighteen (18) months after Executive’s termination of employment, Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 6(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) Non-solicitation of Employees. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for eighteen (18) months after Executive’s termination of employment, Executive will not, either individually or as a employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) Non-disparagement. Executive agrees that she will not, nor will she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers.

(g) Cessation and Recoupment of Severance Payments and Other Benefits.

(i) If at any time Executive materially and willfully breaches any provision of this Section 6, then:

(A) the Company shall cease to provide any further Severance Pay and Executive shall repay to the Company all Severance Pay received;

(B) all unexercised Company stock options under any Designated Plan, whether or not otherwise vested shall cease to be exercisable and shall immediately terminate;

(C) Executive shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan that has not vested prior to the date of breach; and

(D) Executive shall pay to the Company (A) for each Common Share acquired on exercise of an option under a Designated Plan within the twenty-four (24) months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each Share of restricted stock that became vested under any Designated Plan within the twenty-four (24) months prior to such breach, the fair market value (on the date of vesting) of a Common Share.

(ii) Any amount to be repaid pursuant to this Section 6(g) shall be held by Executive in constructive trust for the benefit of the Company and shall be paid by Executive to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points; or if less than the maximum interest rate permitted by law, upon written notice from the Compensation Committee within ten (10) days of such notice. The amount to be repaid pursuant to this Section 6(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

(iii) The provisions of this Section 6(g) shall apply to benefits and awards described in clauses (A), (B), (C) and (D) of Section 6(g)(i) earned or made after the date Executive executes this Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this Section 6(g).

(h) Equitable Relief and Other Remedies – Construction.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a material breach of any of the covenants and agreements contained in Sections 6 and 7 then, to the extent permitted by applicable law, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 6(b) - (e) hereof Executive agrees that the period of violation shall be added to the period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent the Executive, if residing in California, from engaging in post termination competition in California under Section 6(c) or 6(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 6(g) of this Section with respect to the Executive.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 6(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

7. COOPERATION. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), Executive agrees that while employed by the Company and for two (2) years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Executive’s employment for any reason, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of Executive’s employment, the Company shall reimburse Executive for any out-of-pocket expenses incurred in providing such assistance and if Executive is required to provide more than five (5) hours of assistance per week or more then fifty (50) hours of assistance in the aggregate after her termination of employment then the Company shall pay Executive a reasonable amount of money for her services at a rate agreed to between the Company and Executive; and provided further that after Executive’s termination of employment with the Company such assistance shall not unreasonably interfere with Executive’s business or personal obligations. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.

8. NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post-termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 6 and 7 of this Agreement.

9. NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained period in which Executive’s post termination obligations set forth in Section 6(b) - (f) apply.

10. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Randal L. Brown

Executive Vice President, Human Resources

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

12. SUCCESSORS AND ASSIGNS - BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of her rights or obligations under this Agreement.

13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. DISPUTE RESOLUTION.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if Executive initiates the claim, Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any. Attorneys’ fees and costs should be awarded by the arbitrator to the prevailing party pursuant to Section 14(b) below.

(b) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(c) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of this Agreement or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions: (i) such actions brought by Executive shall be brought in a state or federal court located in Indianapolis, Indiana, and (ii) such actions brought by the Company shall be brought in a state or federal court located in (x) Indianapolis, Indiana, (y) Executive’s state of residency, or (z) any other forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(d) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

16. ATTORNEYS’ FEES. The Company shall reimburse Executive for reasonable attorneys’ or other professional fees and for any other reasonable expenses incurred by Executive in negotiating this Agreement, up to a maximum of fifty thousand dollars ($50,000). Such reimbursement shall be made within thirty (30) days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses, even if such presentation occurs prior to the Effective Date.

17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Obligations contained in any section of this Agreement that by their terms survive beyond the termination of this Agreement shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be enforceable as specified in the applicable section.

18. OTHER EMPLOYMENT ARRANGEMENTS. Any severance or change in control plan or agreement or other similar agreements or arrangements between Executive and the Company including, without limitation, the Employment Agreement between Executive and the Company dated as of November 1, 2006, by which Executive also became a Participant in the Executive Agreement Plan of WellPoint, as Amended and Restated effective November 1, 2006, shall, effective as of the Effective Date, be superseded by this Agreement and shall therefore terminate and be null and void and of no force or effect.

19. DEFINITIONS.

(a) “Act” has the meaning set forth in Section 6(a)(i).

(b) “Aggregate Effective Tax Rate” has the meaning set forth in Section 4(h)(ii)(B).

(c) “Agreement” has the meaning set forth in the preamble.

(d) “After-Tax Benefit” has the meaning set forth in Section 4(h)(i).

(e) “All Applicable Taxes” has the meaning set forth in Section 4(h)(i).

(f) “Annual Target Bonus” has the meaning set forth in Section 2(b).

(g) “Base Salary” has the meaning set forth in Section 2(a).

(h) “Board” has the meaning set forth in Section 1(a).

(i) “Bonus Plan” has the meaning set forth in Section 4(f)(i).

(j) “Cause” shall mean any act or failure to act on the part of Executive which constitutes:

(i) fraud, embezzlement, theft or dishonesty against the Company;

(ii) gross misconduct materially damaging or materially detrimental to the Company,

(iii) conviction of any felony;

(iv) any material breach of this Agreement;

(v) material breach of any written employment policy of the Company; or

(vi) conduct which brings the Company into substantial public disgrace or disrepute;

Provided, however, clause (v) shall apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (iv), (v) and (vi) shall apply only if such violation, breach or conduct is willful.

Notwithstanding the foregoing provisions of this definition, Cause shall not exist if the Company has agreed in writing that such event shall not be Cause. A Separation from Service shall not be considered to be for Cause unless (A) the Company notifies Executive in writing of the reasons why it believes that Cause exists, (B) the Executive has failed to correct the circumstance that would otherwise be Cause within twenty-one (21) days of receipt of such notice, and (C) the Company terminates Executive’s employment within sixty (60) days of such twenty-one (21) day period (or if earlier within sixty (60) days of the date the Executive has confirmed to the Company that Cause exists).

(k) “Change in Control” means the first to occur of the following events with respect to WellPoint:

(i) any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of WellPoint or any employee benefit plan (or any related trust) of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the common stock of WellPoint (“Common Stock”) or of other voting securities representing 20% or more of the combined voting power of all voting securities WellPoint; provided, however, that (1) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such acquisition, in substantially the same proportion as their ownership of the Common Shares and other voting securities of WellPoint immediately before such acquisition; (2) if any person or group owns 20% or more but less than 30% of the combined voting power of the Common Stock and other voting securities of WellPoint and such person or group has a “No Change in Control Agreement” (as defined below) with the Company, no Change in Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change in Control Agreement remains in effect and such person or group is not in violation of the No Change in Control Agreement; and (3) once a Change in Control occurs under this subsection (b)(i), the occurrence of the next Change in Control (if any) under this subsection (b)(i) shall be determined by reference to a person or group other than the person or group whose acquisition of beneficial ownership created such prior Change in Control unless the original person or group has in the meantime ceased to own 20% or more of the Common Shares of WellPoint or other voting securities representing 20% or more of the combined voting power of all voting securities of WellPoint; or

(ii) within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board of Directors of WellPoint (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (1) any individual who becomes a member of the Board after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the members of the Board who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change in Control or other transaction described in subsection (b)(i) above or (b)(iii) below; and (2) once a Change in Control occurs under this subsection (b)(ii), the occurrence of the next Change in Control (if any) under this subsection (b)(ii) shall be determined by reference to a period of thirty-six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change in Control; or

(iii) closing of a transaction which is any of the following:

(A) a merger, reorganization or consolidation of WellPoint (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Merger;

(B) a Merger after which individuals who were members of the Board immediately before the Merger do not comprise a majority of the members of the board of directors of the corporation resulting from such Merger;

(C) a sale or other disposition by WellPoint of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the transferee in such Sale in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Sale; or

(D) a Sale after which individuals who were members of the Board immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation.

(l) “COBRA” has the meaning set forth in Section 4(a)(i)(C).

(m) “COBRA Continuation Period” has the meaning set forth in Section 4(c)(iii).

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(o) “Common Shares” has the meaning set forth in Section 4(d)(i)(1).

(p) “Company” has the meaning set forth in the preamble.

(q) “Compensation Committee” has the meaning set forth in Section 1(b).

(r) “Confidential Information” has the meaning set forth in Section 6(a)(i).

(s) “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C hereto.

(t) “Effective Date” has the meaning set forth in the preamble.

(u) “Eligible Separation from Service” has the meaning set forth in Section 4(a)(iii).

(v) “Employment Period” has the meaning set forth in Section 3(a).

(w) “Excise Taxes” has the meaning set forth in Section 4(h)(i).

(x) “Executive” has the meaning set forth in the preamble.

(y) “Expiration Date” has the meaning set forth in Section 3(a).

(z) “Good Reason” for a termination of employment shall mean (a) the occurrence of the events set forth in clauses (v) or (vi) below within the thirty-six (36) month period after a Change in Control, or (b) the occurrence of the events set forth in clauses (i), (ii), (iii), or (iv) below at any time during the Employment Period:

(i) a reduction in Executive’s annual total cash compensation (including Base Salary and Annual Target Bonus); provided, however, that such a reduction will not be Good Reason if it both (A) is equally and proportionally applicable to substantially all management employees and (B) does not exceed ten percent (10%);

(ii) a material adverse change without Executive’s prior consent in Executive’s position, duties, or responsibilities as an Executive of the Company;

(iii) a material breach of the Employment Agreement by the Company;

(iv) a change in Executive’s principal work location to a location more than 50 miles from Executive’s prior work location and more than 50 miles from Executive’s principal residence as of the date of such change in work location;

(v) a requirement that Executive spend an average of more than two (2) or more day per week at a work location other than her prior principal place of employment if the average ground commute to such new work location is longer than two (2) hours; or

(vi) the failure of any successor to the Company by merger, consolidation, or acquisition of all or substantially all of the business of the Company to assume the Company’s obligations under this Agreement.

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist if Executive has in her sole discretion agreed in writing that such event shall not be Good Reason. A Separation from Service shall not be considered to be for Good Reason unless (A) within sixty (60) days of the occurrence of the events claimed to be Good Reason Executive notifies the Compensation Committee in writing of the reasons why she believes that Good Reason exists, (B) the Company has failed to correct the circumstance that would otherwise be Good Reason within twenty-one (21) days of receipt of such notice, and (C) Executive terminates her employment within sixty (60) days of such twenty-one (21) day period (or if earlier within sixty (60) days of the date the Compensation Committee has confirmed to Executive that Good Reason exists).

(aa) “Gross-up Multiple” has the meaning set forth in Section 4(h)(ii)(B).

(bb) “Gross-up Payment” has the meaning set forth in Section 4(h)(ii).

(cc) “Guaranteed Bonus Amount” has the meaning set forth in Section 4(f)(i).

(dd) “Imminent Change in Control Period” means the period (i) beginning on the date of (A) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change in Control, (B) the making to a director or executive officer of the Company of a written proposal which if consummated would be a Change in Control, or (C) approval by the Board or the stockholders of WellPoint of a transaction that upon closing would be a Change in Control; and (ii) ending upon the first to occur of (A) a public announcement that the prospective Change in Control contemplated by the event(s) described in clause (i) has been terminated or abandoned, (B) the occurrence of the contemplated Change in Control, or (C) the first annual anniversary of the beginning of the Imminent Change in Control Period.

(ee) “Inventions” has the meaning set forth in Section 6(b)(i).

(ff) “No Change in Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and WellPoint that provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Common Stock or the voting power of other voting securities of WellPoint that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (4) such person or group shall vote the Common Stock and other voting securities of WellPoint in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change in Control Agreement.

(gg) “Normal Bonus Amount” has the meaning set forth in Section 4(f)(ii).

(hh) “Options” has the meaning set forth in Section 4(d)(i)(1).

(ii) “Payments” has the meaning set forth in Section 4(h)(i).

(jj) “Performance Shares” has the meaning set forth in Section 4(d)(i)(5).

(kk) “Qualified Change in Control” means a Change in Control which qualifies as a change in the ownership or effective control of WellPoint or in the ownership of a substantial portion of the assets of WellPoint within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(ll) “Restricted Stock” has the meaning set forth in Section 4(d)(i)(3).

(mm) “RSUs” has the meaning set forth in Section 4(d)(i)(4).

(nn) “SARs” has the meaning set forth in Section 4(d)(i)(2).

(oo) “Separation from Service” means a termination of Executive’s employment with the Company which constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(pp) “Severance Benefits” has the meaning set forth in Section 4(a)(iii).

(qq) “Severance Pay” has the meaning set forth in Section 4(b)(i).

(rr) “Severance Period” has the meaning set forth in Section 4(b)(ii).

(ss) “Term” has the meaning set forth in Section 3(a).

(tt) “Voluntary Termination” has the meaning set forth in Section 3(b)(vi).

(uu) “Waiver and Release Agreement” has the meaning set forth in Section 5.

(vv) “WellPoint” has the meaning set forth in the preamble.

(ww) “Work Product” has the meaning set forth in Section 6(b)(i).

(xx) “Written Notice of Non-Renewal” has the meaning set forth in Section 3(a).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:	/S/ LARRY C. GLASSCOCK
Name:	Larry C. Glasscock
Title:	Chairman, President and Chief Executive Officer

EXECUTIVE

/S/ ANGELA F. BRALY
Angela F. Braly

EXHIBIT A

Long-Term Incentive Awards

2007 Annual Award as General Counsel:

Stock option to purchase shares of common stock of the Company:

Grant Date:	March 1, 2007
Option Price per Share:	fair market value on date of grant
Number of Shares under Option:	80,000
Vesting:	in equal installments semiannually over three years, accelerated vesting of any outstanding options upon death or Disability

Restricted stock units of the Company (“RSU”):

Grant Date:	March 1, 2007
Number of RSUs:	10,000
Vesting:	in equal annual installments over three years, subject to 2007 EPS performance requirements, accelerated vesting of any outstanding RSUs upon death or Disability

Adjustment to 2007 Annual Award for CEO Promotion:

Stock option to purchase shares of common stock of the Company:

Grant Date:	March 1, 2007
Option Price per Share:	fair market value on date of grant
Number of Shares under Option:	100,000
Vesting:	in equal installments semiannually over three years, accelerated vesting of any outstanding options upon death or Disability, subject to Executive becoming President and Chief Executive Officer on June 1, 2007

RSUs:

Grant Date:	March 1, 2007
Number of RSUs:	12,500
Vesting:	in equal annual installments over three years, subject to 2007 EPS performance requirements, accelerated vesting of any outstanding RSUs upon death or Disability, subject to Executive becoming President and Chief Executive Officer on June 1, 2007

Special One-Time Promotional Award:

Stock option to purchase shares of common stock of the Company:

Grant Date:	March 1, 2007
Option Price per Share:	fair market value on date of grant
Number of Shares under Option:	233,333
Vesting:	50% after two years, 50% after three years, accelerated vesting of any outstanding options upon death or Disability, subject to Executive becoming President and Chief Executive Officer on June 1, 2007

RSUs:

Grant Date:	March 1, 2007
Number of RSUs:	29,167
Vesting:	50% after two years, 50% after three years, subject to 2007 EPS performance requirements, accelerated vesting of any outstanding RSUs upon death or Disability, subject to Executive becoming President and Chief Executive Officer on June 1, 2007

2

EXHIBIT B

Waiver and Release

This is a Waiver and Release (“Release”) between Angela F. Braly (“Executive”) and WellPoint, Inc. (the “Company”). The Company and Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1. In consideration for the promises made herein by Executive, the Company agrees as follows:

(a) Severance Pay. The Company will pay to Executive severance or change of control payments and bonus pay in the amount set forth in the Employment Agreement by and between the Company and Executive, dated as of February 24, 2007 and effective June 1, 2007 (the “Employment Agreement”). The Company will also pay Executive accrued but unused vacation pay in the amount of $                     representing      days of accrued but unused vacation.

(b) Other Benefits. Executive will be eligible to receive other benefits as described in the Employment Agreement.

(c) Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to Executive.

2. In consideration for and contingent upon Executive’s right to receive the severance pay and other benefits described in the Employment Agreement and this Release, Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph 2.(f) below, Executive and any person acting through or under Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of her execution of this Release, arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act,

the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b) Waiver Under Section 1542 of the California Civil Code. Executive, for Executive’s predecessors, successors and assigns, hereby waives all rights which Executive may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available under said Section 1542.

(c) Miscellaneous. Executive agrees that this Release specifies payment from the Company to herself, the total of which meets or exceeds any and all funds due her by the Company, and that she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due her.)

(d) Non-Competition, Non-Solicitation and Confidential Information and Inventions. Executive warrants that Executive has, and will continue to comply fully with Sections 6 and 7 of the Employment Agreement and the other requirements of the thereof.

(e) THE COMPANY AND EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EXECUTIVE SIGNING THIS RELEASE. EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. EXECUTIVE UNDERSTANDS AND AGREES THAT IF SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF SHE REVOKES THIS RELEASE, THAT SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS SHE MAY HAVE ALREADY RECEIVED.

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(f) The waiver contained in Section 2(a) and (b) above does not apply to any Claims with respect to:

(i) Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,

(ii) Any Claim under or based on a breach of this Release,

(iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv) Any right to indemnification or directors and officers liability insurance coverage to which Executive is otherwise entitled in accordance with the Company’s articles or by-laws.

(g) EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, SHE HAS BEEN GIVEN AT LEAST FORTY-FIVE (45) DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND SHE UNDERSTANDS THAT SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8th) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

(Executive)	DATE

WELLPOINT, INC.

By:
DATE

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EXHIBIT C

Designated Plans

Annual Incentive Plan

WellPoint 2006 Incentive Compensation Plan